                           EXHIBIT 99.3

        THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
                        SEGMENT INFORMATION
                             Unaudited

                                    THREE MONTHS  SIX MONTHS NINE MONTHS  TWELVE MONTHS
(In millions)                           ENDED        ENDED      ENDED         ENDED
                                       MAR. 31,    JUN. 30,    SEP. 30,     DEC. 31,
                                         1998        1998        1998        1998
                                       ---------   ---------   ---------   ---------
SALES:

  North American Tire                  $ 1,523.3   $ 3,074.2   $ 4,678.0   $ 6,235.2
  European Union Tire                      469.1       971.0     1,494.7     2,061.0
  Eastern Europe, Africa and               202.4       403.8       626.4       850.0
     Middle East Tire
  Latin American Tire                      335.5       662.5       965.1     1,245.6
  Asia Tire                                116.8       234.4       358.2       501.8
                                       ---------   ---------   ---------   ---------
   TOTAL TIRES                           2,647.1     5,345.9     8,122.4    10,893.6

  Engineered Products                      328.7       658.6       970.5     1,279.3
  Chemical Products                        260.7       504.7       741.3       970.8
                                       ---------   ---------   ---------   ---------
   TOTAL SEGMENT SALES                   3,236.5     6,509.2     9,834.2    13,143.7

  Inter-SBU Sales                         (143.4)     (275.3)     (404.5)     (524.3)
  Other                                      0.9        (2.4)       (6.5)        6.9
                                       ---------   ---------   ---------   ---------
   NET SALES                           $ 3,094.0   $ 6,231.5   $ 9,423.2   $12,626.3
                                       =========   =========   =========   =========

INCOME:

  North American Tire                  $   110.2   $   199.4   $   294.3   $   378.6
  European Union Tire                       49.7       108.0       147.8       199.7
  Eastern Europe, Africa and                26.1        46.9        78.5       102.4
     Middle East Tire
  Latin American Tire                       60.2       113.9       154.0       186.1
  Asia Tire                                  3.0         7.8         9.4         7.5
                                       ---------   ---------   ---------   ---------
   TOTAL TIRES                             249.2       476.0       684.0       874.3

  Engineered Products                       33.1        67.6        89.9       111.8
  Chemical Products                         34.3        74.9       109.4       139.6
                                       ---------   ---------   ---------   ---------
   TOTAL SEGMENT INCOME (EBIT)             316.6       618.5       883.3     1,125.7

  Rationalizations and other actions        61.1        73.4       126.6       137.6
  Interest expense                         (30.3)      (64.3)     (105.7)     (147.8)
  Foreign currency exchange                  5.3        14.5        14.8         2.6
  Minority interest in net income           (8.8)      (15.9)      (25.6)      (31.5)
     of subsidiaries
  Inter-SBU Income                         (17.3)      (32.8)      (49.2)      (61.1)
  Other                                     (2.6)       (4.5)      (11.4)      (22.8)
                                       ---------   ---------   ---------   ---------
   INCOME FROM CONTINUING OPERATIONS   $   324.0   $   588.9   $   832.8   $ 1,002.7
           BEFORE INCOME TAXES         =========   =========   =========   =========
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